EXHIBIT A




                                MARVIN M. SPEISER
                                 417 PARK AVENUE
                            NEW YORK, NEW YORK 10022

August 25, 1999

Health-Chem Corporation
460 Park Avenue
New York, NY 10022

To the Board of Directors:

I hereby (i) waive the right to receive my first year's retirement pension distribution from Health-Chem Corporation ("Health-Chem") in the amount of $300,000 and payable on January 1, 2000, and (ii) agree to transfer 317,406 shares of common stock of Health-Chem, to Health-Chem, in exchange for Health-Chem's cancellation of the outstanding debt owed by me to Health-Chem in the approximate amount of $249,000.

Very truly yours,

/s/ Marvin M. Speiser
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Marvin M. Speiser

This will confirm that such debt of Marvin M. Speiser to the Company (principal and interest) is hereby canceled.

Dated:  August 25, 1999

Health-Chem Corporation

By:/s/ Bruce M. Schloss
   ---------------------
Name: Bruce M. Schloss
Title:     Vice President